Exhibit 23

- Consent of Independent Registered Public Accounting Firm -

To the Board of Directors

Greer Bancshares Incorporated and Subsidiary

Greer, South Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-128719, 333-128717, 333-128713 and 333-128712) on Forms S-8 of Greer Bancshares Incorporated and Subsidiary of our report dated March 25, 2008, with respect to the consolidated financial statements of Greer Bancshares Incorporated and Subsidiary as of December 31, 2007 and 2006 and for each year in the three-year period ended December 31, 2007, which appears in Greer Bancshares Incorporated’s 2007 Annual Report on Form 10-K.

Asheville, North Carolina

March 25, 2008

500 Ridgefield Court, PO Box 3049 Asheville, NC 28802-3049 Ph. 828.254.2254 Fx. 828.254.6859 www.dixon-hughes.com